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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          AMENDMENT TO NOTIFICATION OF
                   REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration statement under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             NUVEEN MULTISTATE SHELL TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                             c/o NUVEEN INVESTMENTS
                              333 West Wacker Drive
                             Chicago, Illinois 60606


FORMERLY:         NUVEEN MULTISTATE TRUST II

Telephone Number (including area code):     (312) 917-7783

Name and address of agent for service of process:

                              GIFFORD R. ZIMMERMAN
                               NUVEEN INVESTMENTS
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                                         Copy to:
                                         PRUFESH MODHERA
                                         MORGAN LEWIS & BOCKIUS LLP
                                         1800 M Street, N.W.
                                         Washington, D.C. 20006

Check Appropriate Box:

Registrant is filing Amendment No. 1 to Form N-8A pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [    ]                         NO[ X ]




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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this Notification of Amendment of Registration to be duly signed on behalf of the registrant in the City and State of Illinois on the 20th day of December, 2001.

                                      NUVEEN MULTISTATE SHELL TRUST

                                      By:      NUVEEN INVESTMENTS


                                      By:      /s/ Gifford R. Zimmerman
                                               Gifford R. Zimmerman
                                               Vice President and Assistant
                                               Secretary